Exhibit 99.1

Bright Horizons Family Solutions Announces New $225 million Stock Repurchase Program

WATERTOWN, MA., April 1, 2014 – Bright Horizons Family Solutions Inc. (NYSE:BFAM) announced today that its Board of Directors has authorized a stock repurchase program of up to $225 million of the company’s outstanding common stock. The stock repurchase program has no expiration date.

The shares may be repurchased from time to time in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of the Company’s stock, general market and economic conditions, applicable legal requirements, and compliance with the terms of the Company’s senior secured credit facility.

About Bright Horizons Family Solutions Inc.

Bright Horizons Family Solutions® is a leading provider of high-quality child care, early education and other services designed to help employers and families better address the challenges of work and life. The Company provides center-based full service child care, back-up dependent care and educational advisory services to more than 900 clients across the United States, the United Kingdom, Ireland, the Netherlands, Canada and India, including more than 130 FORTUNE 500 companies and 80 of Working Mother magazine’s 2013 “100 Best Companies for Working Mothers”. Bright Horizons is headquartered in Watertown, MA.

Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates” or “anticipates,” or, in each case, their negatives or other variations or comparable terminology. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future, including risks and uncertainties relating to complete the repurchases authorized by the program on favourable terms, if at all.

Contacts:

Investors:

Elizabeth Boland

CFO – Bright Horizons

eboland@brighthorizons.com

617-673-8125

Media:

Ilene Serpa

VP – Communications – Bright Horizons

iserpa@brighthorizons.com

617-673-8044